Exhibit 10.13

ARCH CHEMICALS, INC.

EMPLOYEE DEFERRAL PLAN

AMENDED AND RESTATED AS OF JANUARY 1, 2009

Arch Chemicals, Inc. Employee Deferral Plan

ARTICLE I
Establishment and Purpose	1
ARTICLE II
Definitions	1
ARTICLE III
Eligibility and Participation	9
ARTICLE IV
Deferrals	9
ARTICLE V
Benefits	12
ARTICLE VI
Modifications to Payment Schedules	16
ARTICLE VII
Investments; Valuation of Account Balances	16
ARTICLE VIII
Administration	19
ARTICLE IX
Amendment and Termination	20
ARTICLE X
Informal Funding	21
ARTICLE XI
Claims	22
ARTICLE XII
General Provisions	23

Arch Chemicals, Inc. Employee Deferral Plan

ARTICLE I

Establishment and Purpose

Arch Chemicals, Inc. (the “Company”) hereby amends and restates the Arch Chemicals, Inc. Employee Deferral Plan (the “Plan”), effective as of January 1, 2009. This amendment and restatement applies to all amounts previously or hereafter deferred under the Plan, it being expressly intended that this amendment and restatement shall constitute a material modification of the Plan as in effect on October 3, 2004, such that all amounts deferred under the Plan prior to January 1, 2005, shall be subject to Code Section 409A.

The purpose of the Plan is to attract and retain key employees by providing each Participant with an opportunity to defer receipt of a portion of his or her salary, bonus, and other specified compensation. The Plan is not intended to meet the qualification requirements of Code Section 401(a), but is intended to meet the requirements of Code Section 409A, and shall be operated and interpreted consistent with that intent.

The Plan constitutes an unsecured promise by a Participating Employer to pay benefits in the future. Participants in the Plan shall have the status of general unsecured creditors of the Company or the Adopting Employer, as applicable. Each Participating Employer shall be solely responsible for payment of the benefits of its employees and their beneficiaries. The Plan is unfunded for Federal tax purposes and is intended to be an unfunded arrangement for eligible employees who are part of a select group of management or highly compensated employees of the Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Any amounts set aside to defray the liabilities assumed by the Company or an Adopting Employer will remain the general assets of the Company or the Adopting Employer and shall remain subject to the claims of the Company’s or the Adopting Employer’s creditors until such amounts are distributed to the Participants.

ARTICLE II

Definitions

2.1	Account. Account means a bookkeeping account maintained by the Administrator to record the payment obligation of a Participating Employer to a Participant as determined under the terms of the Plan. The Administrator may maintain an Account to record the total obligation to a Participant and component Accounts (such as, e.g., a Specified Date Account) to reflect amounts payable at different times and in different forms. Reference to an Account means any such Account established by the Administrator, as the context requires. The Administrator may limit the number of Accounts a Participant may establish. Accounts are intended to constitute unfunded obligations within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

2.2	Account Balance. Account Balance means, with respect to any Account, the total payment obligation owed to a Participant from such Account as of the most recent valuation date.

2.3	Administrator. Administrator means the Vice President, Human Resources, or his or her delegate; provided, however, that with respect to any discretionary decision with respect to the benefits of the Vice President, Human Resources, Administrator means the Committee.

2.4	Adopting Employer. Adopting Employer means an Affiliate who, with the consent of the Company, has adopted the Plan for the benefit of its eligible employees.

2.5	Affiliate. Affiliate means a corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).

2.6	Arch Common Stock. Arch Common Stock means the common stock of Arch Chemicals, Inc., par value $1.00 per share.

2.7	Arch Stock Units. Arch Stock Units means the phantom stock or share equivalents (including fractions) credited to a Participant’s Account, with one Arch Stock Unit equal to one share of Arch Common Stock. Except as expressly provided herein, an allocation of Arch Stock Units to a Participant’s Account shall confer no rights upon such Participant as a shareholder of the Company or otherwise, but shall confer only the right to receive the value of such shares credited as and when provided herein.

2.8	Beneficiary. Beneficiary means a natural person, estate, or trust designated by a Participant to receive payments to which a Beneficiary is entitled in accordance with provisions of the Plan. The Participant’s estate shall be the Beneficiary if: (i) the Participant has failed to properly designate a Beneficiary, or (ii) all designated Beneficiaries have predeceased the Participant. If one or more Beneficiaries survive the Participant, but all Beneficiaries die before complete payment of all amounts due has been made, any remaining unpaid amounts shall be paid to the estate of the last to die of such Beneficiaries.

To be effective, a Beneficiary designation must be in writing, in a form acceptable to the Administrator and filed with the Administrator prior to the death of the Participant.

2.9	Business Day. A Business Day is each day on which the New York Stock Exchange is open for business.

2.10	Change in Control. Change in Control, with respect to a Participating Employer that is organized as a corporation, occurs on the date on which any of the following events occur (i) a change in the ownership of the Participating Employer; (ii) a change in the effective control of the Participating Employer; or (iii) a change in the ownership of a substantial portion of the assets of the Participating Employer.

A change in the ownership of the Participating Employer occurs on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Participating Employer that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Participating Employer.

A change in the effective control of the Participating Employer occurs on the date on which either (i) a person, or more than one person acting as a group, acquires ownership of stock of the Participating Employer possessing 30% or more of the total voting power of the stock of the Participating Employer, taking into account all such stock acquired during the 12-month period ending on the date of the most recent acquisition, or (ii) a majority of the members of the Participating Employer’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board of Directors prior to the date of the appointment or election, but only if no other corporation is a majority shareholder of the Participating Employer.

A change in the ownership of a substantial portion of assets occurs on the date on which any one person, or more than one person acting as a group, other than a person or group of persons that is related to the Participating Employer, acquires assets from the Participating Employer that have a total gross fair market value equal to or more than 80% of the total gross fair market value of all of the assets of the Participating Employer immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition.

An event constitutes a Change in Control with respect to a Participant only if the Participant performs services for the Participating Employer that has experienced the Change in Control, or the Participant’s relationship to the affected Participating Employer otherwise satisfies the requirements of Treasury Regulation Section 1.409A-3(2)(i)(5)(ii).

The determination as to the occurrence of a Change in Control shall be based on objective facts and in accordance with the requirements of Code Section 409A.

2.11	Claimant. Claimant means a Participant or Beneficiary filing a claim under Article XI of this Plan.

2.12	Code. Code means the Internal Revenue Code of 1986, as amended from time to time.

2.13	Code Section 409A. Code Section 409A means Section 409A of the Code, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.

2.14	Committee. Committee means the Compensation Committee of the Board of Directors of the Company.

2.15	Company. Company means Arch Chemicals, Inc., a Virginia corporation.

2.16	Compensation. Compensation means any employee compensation which represents salary, bonus or any other incentive plan payout, in the form of cash or stock, including, but not limited to, payouts of payment distributions from the Arch Chemicals, Inc. 1999 Long Term Incentive Plan, but excluding stock resulting from employee stock option exercises and excluding incentive payouts that the Committee prospectively determines not to be eligible to be deferred under this Plan. Compensation shall not include any compensation that has been previously deferred under this Plan or any other arrangement subject to Code Section 409A.

2.17	Compensation Deferral Agreement. Compensation Deferral Agreement means an agreement between a Participant and a Participating Employer that specifies (i) the amount of each component of Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV, and (ii) the Payment Schedule applicable to one or more Accounts. The Committee or the Administrator may permit different deferral elections for each component of Compensation and may establish a minimum or maximum deferral amount for each such component. Unless otherwise specified by the Committee in the Compensation Deferral Agreement, Participants may defer up to 80% of their base salary and up to 100% of other types of Compensation for a Plan Year. A Compensation Deferral Agreement may also specify the deemed investment allocation described in Section 7.4.

2.18	Death Benefit. Death Benefit means the benefit payable under the Plan to a Participant’s Beneficiary(ies) upon the Participant’s death as provided in Section 5.1(c) of the Plan.

2.19	Deferral. Deferral means a credit to a Participant’s Account(s) that records that portion of the Participant’s Compensation that the Participant has elected to defer in accordance with the provisions of Article IV. Unless the context of the Plan clearly indicates otherwise, a reference to Deferrals includes earnings attributable to such Deferrals.

Deferrals shall be calculated with respect to the gross cash Compensation payable to the Participant prior to any deductions or withholdings, but shall be reduced by the Administrator as necessary so that it does not exceed 100% of the cash Compensation of the Participant remaining after deduction of all required income and employment taxes, 401(k) and other employee benefit deductions, and other deductions required by law. Changes to payroll withholdings that affect the amount of Compensation being deferred to the Plan shall be allowed only to the extent permissible under Code Section 409A.

2.20	Effective Date. Effective Date of this amended and restated plan document means January 1, 2009. The Plan was originally effective as of February 8, 1999.

2.21	Eligible Employee. Eligible Employee means an Employee who meets all of the following requirements:

(a)	the Employee is a member of a “select group of management or highly compensated employees” of a Participating Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA;

(b)	the Employee is a full-time salaried employee (including employees who are officers of the Company) on the active payroll of the Company and/or a Participating Employer, and has at least 1182 Hay Points; and

(c)	the Employee has been selected by the Administrator and, if required, approved by the Committee, to participate in this Plan.

2.22	Employee. Employee means a common-law employee of an Employer.

2.23	Employer. Employer means, with respect to Employees it employs, the Company and each Affiliate.

2.24	ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.25	Exchange Act. The Exchange Act means the Securities Exchange Act of 1934, as amended.

2.26	Fair Market Value. With respect to a date, on a per share or unit basis, Fair Market Value means (i) with respect to Arch Common Stock or Arch Stock Units, the average of the high and the low price of a share of Arch Common Stock reported on the consolidated tape of the New York Stock Exchange (or such other primary exchange on which the Common Stock is traded) (“Exchange”) on such date or if the Exchange is closed on such date, the next succeeding date on which it is open, (ii) with respect to Olin Stock Units, the average of the high and the low price of a share of Olin Common Stock reported on the consolidated tape of the Exchange on such date or if the Exchange is closed on such date, the next succeeding date on which it is open, and (iii) with respect to other investment vehicles, the closing or unit price or net asset value of such vehicle, as the case may be, on such date, or if such date is not a Business Day, the next following Business Day.

2.27	Olin Common Stock. Olin Common Stock means the common stock of Olin Corporation, Inc.

2.28	Olin Stock Account. A Participant’s Olin Stock Account is an Account under the deferral portion of this Plan to which Olin Stock Units are credited. Except for dividend equivalents relating to Olin Stock Units or in the event of a stock adjustment (as provided in Section 7.2(b)), no additional contributions or additions may be made to an Olin Stock Account after February 8, 1999.

2.29	Olin Stock Units. Olin Stock Units means the phantom stock or share equivalents (including fractions) credited to a Participant’s Olin Stock Account, with one Olin Stock Unit equal to one share of Olin Common Stock.

2.30	Participant. Participant means a person with an Account Balance greater than zero, regardless of whether such person continues to be an Eligible Employee. A Participant’s continued participation in the Plan shall be governed by Section 3.2 of the Plan.

2.31	Participating Employer. Participating Employer means the Company and each Adopting Employer.

2.32	Payment Schedule. Payment Schedule means the date as of which payment of an Account under the Plan will commence and the form in which payment of such Account will be made.

2.33	Performance-Based Compensation. Performance-Based Compensation means Compensation where the amount of, or entitlement to, the Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by not later than ninety (90) days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. The determination of whether Compensation qualifies as “Performance-Based Compensation” will be made by the Administrator in accordance with Treas. Reg. Section 1.409A-1(e) and subsequent guidance.

2.34	Plan. Generally, the term Plan means the Arch Chemicals, Inc. Employee Deferral Plan, as documented herein and as may be amended from time to time hereafter. However, to the extent permitted or required under Code Section 409A, the term Plan may in the appropriate context also mean a portion of the Plan that is treated as a single plan under Treas. Reg. Section 1.409A-1(c), or the Plan or portion of the Plan and any other nonqualified deferred compensation plan or portion thereof that is treated as a single plan under such section.

2.35	Plan Year. Plan Year means January 1 through December 31.

2.36	Section 16(b) Employee. A Section 16(b) Employee is an Employee or former Employee who is subject to Section 16(b) of the Exchange Act.

2.37	Separation from Service. An Employee incurs a Separation from Service upon termination of employment with the Employer. Except as noted below with respect to asset sales, the Administrator will determine, in accordance with Code Section 409A, whether a Separation from Service has occurred. Except in the case of an Employee on a bona fide leave of absence as provided below, an Employee is deemed to have incurred a Separation from Service if the Employer and the Employee reasonably anticipated that the level of services to be performed by the Employee after a date certain would be reduced to 20% or less of the average services rendered by the Employee during the immediately preceding 36-month period (or the total period of employment, if less than 36 months), disregarding periods during which the Employee was on a bona fide leave of absence.

An Employee who is absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first date immediately following the later of (i) the six-month anniversary of the commencement of the leave or (ii) the expiration of the Employee’s right, if any, to reemployment under statute or contract. Notwithstanding the preceding, however, with respect to an Employee who is absent from work due to a physical or mental impairment that is expected to result in death or last for a continuous period of at least six months and that prevents the Employee from performing the duties of his or her position of employment or a similar position, the twenty-nine-month anniversary of the commencement of leave shall be substituted for the six-month anniversary in (i) in the preceding sentence.

For purposes of determining whether a Separation from Service has occurred, the Employer means the Employer as defined in Section 2.24 of the Plan, except that for purposes of determining whether another organization is an Affiliate of the Company, common ownership of at least 50% shall be determinative.

The Committee specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction. Such determination shall be made in accordance with the requirements of Code Section 409A.

2.38	Specified Date Account. A Specified Date Account means an Account established pursuant to Section 4.3 that will be paid (or that will commence to be paid) at a future date as specified in the Participant’s Compensation Deferral Agreement. Unless otherwise determined by the Committee, a Participant may maintain no more than five Specified Date Accounts. A Specified Date Account may be identified in enrollment materials as an “In-Service Account.”

2.39	Specified Date Benefit. Specified Date Benefit means the benefit payable to a Participant under the Plan in accordance with Section 5.1(b).

2.40	Specified Employee. Specified Employee means an Employee who, as of the date of his or her Separation from Service, is a “key employee” of the Company or any Affiliate, any stock of which is actively traded on an established securities market or otherwise. An Employee is a key employee if he or she meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with applicable regulations thereunder and without regard to Code Section 416(i)(5)) at any time during the 12-month period ending on the Specified Employee Identification Date. Such Employee shall be treated as a key employee for the entire 12-month period beginning on the Specified Employee Effective Date.

For purposes of determining whether an Employee is a Specified Employee, the compensation of the Employee shall be determined in accordance with the definition of compensation provided under Treas. Reg. Section 1.415(c)-2(d)(3) (wages within the meaning of Code section 3401(a) for purposes of income tax withholding at the source, plus amounts excludible from gross income under section 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k) or 457(b), without regard to rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed); provided, however, that, with respect to a nonresident alien who is not a Participant in the Plan, compensation shall not include compensation that is not includible in the gross income of the Employee under Code Sections 872, 893, 894, 911, 931 and 933, provided such compensation is not effectively connected with the conduct of a trade or business within the United States.

Notwithstanding anything in this paragraph to the contrary, (i) if a different definition of compensation has been designated by the Company with respect to another nonqualified deferred compensation plan in which a key employee participates, the definition of compensation shall be the definition provided in Treas. Reg. Section 1.409A-1(i)(2), and (ii) the Company may through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Company, elect to use a different definition of compensation.

In the event of corporate transactions described in Treas. Reg. Section 1.409A-1(i)(6), the identification of Specified Employees shall be determined in accordance with the default rules described therein, unless the Employer elects to utilize the available alternative methodology through designations made within the timeframes specified therein.

2.41	Specified Employee Effective Date. Specified Employee Effective Date means the first day of the fourth month following the Specified Employee Identification Date, or such earlier date as is selected by the Committee.

2.42	Specified Employee Identification Date. Specified Employee Identification Date means December 31, unless the Employer has elected a different date through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Employer.

2.43	Termination Account. Termination Account means an Account established by the Committee to record the amounts payable to a Participant that have not been allocated to a Specified Date Account. Unless the Participant has established a Specified Date Account, all Deferrals shall be allocated to a Termination Account on behalf of the Participant.

2.44	Termination Benefit. Termination Benefit means the benefit payable to a Participant under the Plan following the Participant’s Separation from Service.

2.45	Unforeseeable Emergency. An Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s dependent (as defined in Code Section 152, without regard to Section 152(b)(1), (b)(2) or (d)(1)(B)), or a Beneficiary; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The types of events which may qualify as an Unforeseeable Emergency shall be specified by the Committee in administrative documents or forms.

ARTICLE III

Eligibility and Participation

3.1	Eligibility and Participation. An Eligible Employee becomes a Participant upon receipt of notification of eligibility to participate and filing of an initial Compensation Deferral Agreement.

3.2	Duration. A Participant shall be eligible to defer Compensation, subject to the terms of the Plan, for as long as such Participant remains an Eligible Employee. A Participant who is no longer an Eligible Employee but has not Separated from Service may not defer Compensation under the Plan but may otherwise exercise all of the rights of a Participant under the Plan with respect to his or her Account(s). On and after a Separation from Service, a Participant shall remain a Participant as long as his or her Account Balance is greater than zero, and during such time may continue to make allocation elections as provided in Section 7.4. An individual shall cease being a Participant in the Plan when all benefits under the Plan to which he or she is entitled have been paid.

ARTICLE IV

Deferrals

4.1	Deferral Elections, Generally.

(a)	An Eligible Employee shall submit a Compensation Deferral Agreement during the enrollment periods established by the Administrator and in the manner specified by the Administrator, but, in any event, in accordance with Section 4.2. A Compensation Deferral Agreement that is not properly and timely filed with respect to a service period or component of Compensation shall be considered void and shall have no effect with respect to such service period or Compensation.

(b)

The Participant shall specify on his or her Compensation Deferral Agreement whether to allocate Deferrals to a Termination Account or to a Specified Date Account. If no designation is made, all Deferrals shall be allocated to the Termination Account. A Participant may also specify in his or her Compensation Deferral Agreement the Payment

Schedule applicable to his or her Plan Accounts. If the Payment Schedule is not specified in a Compensation Deferral Agreement, the Payment Schedule shall be a single lump sum. If a Participant elects to allocate Deferrals solely to one or more Specified Date Accounts and has not elected to allocate any Deferrals to a Termination Account, such Participant shall be deemed to have elected to have his or her Specified Date Accounts paid in a single lump sum in the event distribution is made on account of Termination prior to the applicable Specified Date (as provided in Section 5.1), unless such Participant elects otherwise at the same time that the Specified Date Deferral Payment Schedule elections are made.

(c)	Section 16(b) Employees who wish to allocate Deferrals to a deemed investment in Arch Stock Units must obtain prior approval of the Committee.

4.2	Timing Requirements for Compensation Deferral Agreements.

(a)	Prior Year Election. Except as otherwise provided in this Section 4.2, Participants may defer Compensation by filing a Compensation Deferral Agreement no later than December 31 (or such earlier date as established by the Administrator) of the year prior to the year in which the Compensation to be deferred is earned. A Compensation Deferral Agreement described in this paragraph shall become irrevocable with respect to such Compensation as of January 1 of the year in which such Compensation is earned.

(b)	First Year of Eligibility. If permitted by the Administrator, in the case of the first year in which an Eligible Employee becomes eligible to participate in the Plan, such Employee has up to 30 days following his or her initial eligibility to submit a Compensation Deferral Agreement with respect to Compensation to be earned during such year. The Compensation Deferral Agreement described in this paragraph becomes irrevocable upon the end of such 30-day period. The determination of whether an Eligible Employee may file a Compensation Deferral Agreement under this paragraph shall be determined in accordance with the rules of Code Section 409A, including the provisions of Treas. Reg. Sections 1.409A-1(c) and 1.409A-2(a)(7).

A Compensation Deferral Agreement filed under this paragraph applies to Compensation earned on and after the date the Compensation Deferral Agreement becomes irrevocable.

(c)	Performance-Based Compensation. If permitted by the Administrator, a Participant may file a Compensation Deferral Agreement with respect to Performance-Based Compensation no later than the date specified by the Administrator, which shall in no event be later than the date that is six months before the end of the performance period, provided that:

i.	the Participant performs services continuously from the later of the beginning of the performance period or the date the criteria are established through the date the Compensation Deferral Agreement is submitted; and

ii.	the Compensation is not readily ascertainable as of the date the Compensation Deferral Agreement is filed.

A Compensation Deferral Agreement becomes irrevocable with respect to Performance-Based Compensation as of the day immediately following the latest date for filing such election. Any election to defer Performance-Based Compensation that is made in accordance with this paragraph and that becomes payable as a result of the Participant’s death or Disability or upon a Change in Control prior to the satisfaction of the performance criteria, will be void.

For this purpose, Disability or Disabled means that a Participant is, by reason of any medically-determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, (i) unable to engage in any substantial gainful activity, or (ii) receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer. The Committee shall determine whether a Participant is Disabled in accordance with Code Section 409A.

(d)	“Evergreen” Deferral Elections. The Administrator, in its discretion, may provide in the Compensation Deferral Agreement that such Compensation Deferral Agreement will continue in effect for each subsequent year or performance period. Such “evergreen” Compensation Deferral Agreements will become effective with respect to an item of Compensation on the date such election becomes irrevocable under this Section 4.2. An evergreen Compensation Deferral Agreement may be terminated or modified prospectively with respect to Compensation for which such election remains revocable under this Section 4.2. A Participant whose Compensation Deferral Agreement is cancelled in accordance with Section 4.6 will be required to file a new Compensation Deferral Agreement under this Article IV in order to recommence Deferrals under the Plan.

4.3	Allocation of Deferrals. A Compensation Deferral Agreement may allocate Deferrals to one or more Specified Date Accounts and/or to the Termination Account. The Administrator may, in its discretion, prospectively establish minimum deferral periods for Specified Date Accounts (for example, the third Plan Year following the year Compensation subject to the Compensation Deferral Agreement is earned).

4.4	Deductions from Pay. The Administrator has the authority to determine the payroll practices under which any component of Compensation subject to a Compensation Deferral Agreement will be deducted from a Participant’s Compensation.

4.5	Vesting. Participant Deferrals shall be 100% vested at all times.

4.6	Cancellation of Deferrals. The Administrator may cancel a Participant’s Deferrals (i) for the balance of the Plan Year in which an Unforeseeable Emergency occurs, (ii) if the Participant receives a hardship distribution under the Employer’s qualified 401(k) plan, through the end of the Plan Year in which the six-month anniversary of the hardship distribution falls, and (iii) during periods in which the Participant is unable to perform the duties of his or her position or any substantially similar position due to a mental or physical impairment that can be expected to result in death or last for a continuous period of at least six months, provided cancellation occurs by the later of the end of the taxable year of the Participant or the 15th day of the third month following the date the Participant incurs the disability (as defined in this clause (iii)).

ARTICLE V

Benefits

5.1	Benefits, Generally. A Participant shall be entitled to the following benefits under the Plan:

(a)	Termination Benefit. Upon the Participant’s Separation from Service (other than on account of death), he or she shall be entitled to a Termination Benefit. The Termination Benefit shall be equal to the vested portion of the Termination Account and (i) if the Termination Account is payable in a lump sum, the unpaid balances of any Specified Date Accounts, or (ii) if the Termination Account is payable in installments, the unpaid balance of any Specified Date Accounts with respect to which the Specified Date has not yet occurred and with respect to which payments have not commenced. The Termination Benefit shall be based on the value of that Account as of the end of the month immediately preceding the payment date. Payment of the Termination Benefit will be commence on the first Business Day after the January 1 or July 1, as elected by the Participant in the applicable Compensation Deferral Agreement, following the month in which Separation from Service occurs. Notwithstanding the foregoing, with respect to a Participant who is a Specified Employee as of the date such Participant incurs a Separation from Service, if the payment commencement date elected by such Participant is not at least 6 months after the date the Separation from Service occurs, then payment will be delayed to the next following January 1 or July 1, provided, however, that in the event of the Participant’s death after his or her Separation from Service date but before the payment commencement date elected by the Participant, then payment shall not be so delayed. If the Termination Benefit is to be paid in the form of installments, and a delay is imposed as provided in the preceding sentence, any subsequent installment payments to a Specified Employee will be paid on the anniversary of the date the first payment would have been made had the Participant not been classified as a Specified Employee.

(b)	Specified Date Benefit. If the Participant has established one or more Specified Date Accounts, he or she shall be entitled to a Specified Date Benefit with respect to each such Specified Date Account. The Specified Date Benefit shall be equal to the vested portion of the Specified Date Account, based on the value of that Account as of the end of the month immediately preceding the payment date designated by the Participant at the time the Account was established. Except as provided in Section 5.1(a), payment of the Specified Date Benefit will be made on the first Business Day after the January 1 or July 1 of the specified year, as elected by the Participant in the applicable Compensation Deferral Agreement.

(c)	Death Benefit. In the event of the Participant’s death, his or her designated Beneficiary(ies) shall be entitled to a Death Benefit. The Death Benefit shall be equal to the vested portion of the unpaid balances in the Participant’s Accounts, based on the value of such Accounts as of the end of the month immediately preceding the payment. Payment of the Death Benefit will be made in accordance with the timing and form of benefit elections made by the Participant with respect to the payment of his or her Termination Benefits (or, if none, in a single lump sum).

(d)	Unforeseeable Emergency Payments. A Participant who experiences an Unforeseeable Emergency may submit a written request to the Administrator to receive payment of all or any portion of his or her vested Accounts. Whether a Participant or Beneficiary is faced with an Unforeseeable Emergency permitting an emergency payment shall be determined by the Administrator based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be reimbursed through insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of Deferrals under this Plan. If an emergency payment is approved by the Administrator, the amount of the payment shall not exceed the amount reasonably necessary to satisfy the need, taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Plan, including amounts necessary to pay any taxes or penalties that the Participant reasonably anticipates will result from the payment. The amount of the emergency payment shall be subtracted first from the vested portion of the Participant’s Termination Account, other than the portion of such Account deemed invested in Arch Stock Units, until depleted and then from the vested Specified Date Accounts, other than the portion of such Accounts deemed invested in Arch Stock Units, beginning with the Specified Date Account with the latest payment commencement date. Payments on account of an Unforeseeable Emergency shall be subtracted from the Participant’s Arch Stock Accounts only after all other Accounts have been depleted. Emergency payments shall be paid in a single lump sum within the 90-day period following the date the payment is approved by the Administrator.

5.2	Form of Payment.

(a)	Distributions. All distributions from the Plan shall be made in cash.

(b)	Termination Benefit. A Participant who is entitled to receive a Termination Benefit shall receive payment of such benefit in a single lump sum or in substantially equal annual installments over a period of two to twenty years, as elected by the Participant on his or her initial Compensation Deferral Agreement, subject to the delay provisions applicable to Specified Employees described in Section 5.1(a), and, if applicable, the provisions of Article VI concerning modifications to a Payment Schedule.

(c)	Specified Date Benefit. Subject to any modification of the Payment Schedule as permitted under Article VI, the Specified Date Benefit shall be paid in a single lump sum, unless the Participant elects on the Compensation Deferral Agreement with which the account was established to have the Specified Date Account paid in substantially equal annual installments over a period of two to twenty years, as elected by the Participant.

Notwithstanding any election of a form of payment by the Participant, upon a Separation from Service, (i) the unpaid balance of any Participant’s Specified Date Accounts of the Participant with respect to which the Specified Date has not yet occurred and with respect to which payments have not commenced shall be paid in accordance with the Payment Schedule applicable to the Participant’s Termination Benefit Account, and (ii) if the Participant’s Termination Account is payable in a single lump sum, the unpaid balances of all Specified Date Accounts (including those in pay status) will be paid in accordance with the Payment Schedule applicable to the Participant’s Termination Account. In the event benefits become payable in accordance with this paragraph, the provisions applicable to Specified Employees described in Section 5.1(a) shall apply.

(d)	Change in Control. Notwithstanding the foregoing, a Participant will receive a single lump sum payment equal to the unpaid balance of all of his or her Accounts upon a Separation from Service within 24 months following a Change in Control. Payment will be made within 30 days of such Separation from Service and the Participant shall not have a right to designate the taxable year of payment. Notwithstanding the foregoing, if the Participant is a Specified Employee as of his or her Separation from Service date, payment will be made on the first day of the month following (i) the date which is six months after the Participant’s Separation from Service date; or (ii) the Participant’s date of death, whichever occurs first.

(e)

Small Account Balances. The Administrator may, in its sole discretion which shall be evidenced in writing no later than the date of payment, elect to pay the value of the Participant’s Accounts upon a Separation from Service in a single lump sum if the balance of such Accounts is not greater than the applicable dollar amount under Code Section 402(g)(1)(B), provided the payment represents the complete liquidation of the Participant’s interest in the Plan (including any other deferred compensation plan that is required to be aggregated with this Plan for this purposes).

(f)	Rules Applicable to Installment Payments. If a Payment Schedule specifies installment payments, annual payments will be made beginning as of the payment commencement date for such installments and shall continue on each anniversary thereof until the number of installment payments specified in the Payment Schedule has been paid. In general, the amount of each installment payment shall be determined by dividing (i) by (ii), where (i) equals the Account Balance as of the valuation date, and (ii) equals the remaining number of installment payments. However, if a Stock Account is to be paid out in cash, the amount of any cash distribution to be made in installments with respect to Arch or Olin Stock Units will be determined by (i) multiplying the number of Arch Stock Units or Olin Stock Units attributable to such installment (determined as hereinafter provided) by (ii) the Fair Market Value of a share of Common Stock or Olin Common Stock, as applicable, on the fifth Business Day immediately prior to the date on which such installment is to be paid. The number of Arch Stock Units or Olin Stock Units, as applicable, attributable to an installment shall be determined by multiplying (i) the current number of Arch Stock Units or Olin Stock Units in the applicable Stock Account by (ii) a fraction, the numerator of which is one and the denominator of which is the number of installments in which distributions remain to be made (including the current distribution).

For purposes of Article VI, installment payments will be treated as a single form of payment.

5.3	Acceleration of or Delay in Payments. The Administrator, in its sole and absolute discretion, may elect to accelerate the time or form of payment of a benefit owed to the Participant hereunder, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4). The Administrator may also, in its sole and absolute discretion, delay the time for payment of a benefit owed to the Participant hereunder, to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7). If the Plan receives a domestic relations order (within the meaning of Code Section 414(p)(1)(B)) directing that all or a portion of a Participant’s Accounts be paid to an “alternate payee,” any amounts to be paid to the alternate payee(s) shall be paid in a single lump sum.

ARTICLE VI

Modifications to Payment Schedules

6.1	Participant’s Right to Modify. A Participant may modify the Payment Schedule with respect to an Account, consistent with the permissible Payment Schedules available under the Plan, provided such modification complies with the requirements of this Article VI.

6.2	Time of Election. The date on which a modification election is submitted to the Administrator must be at least twelve months prior to the date on which payment is scheduled to commence under the Payment Schedule in effect prior to the modification.

6.3	Date of Payment under Modified Payment Schedule. Except with respect to modifications that relate to the payment of a Death Benefit, the date payments are to commence under the modified Payment Schedule must be no earlier than five years after the date payment would have otherwise commenced absent the modification. Under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A.

6.4	Effective Date. A modification election submitted in accordance with this Article VI is irrevocable upon receipt by the Administrator and becomes effective 12 months after such date.

6.5	Effect on Accounts. An election to modify a Payment Schedule is specific to the Account or payment event to which it applies, and shall not be construed to affect the Payment Schedules of any other Accounts.

ARTICLE VII

Investments; Valuation of Account Balances

7.1	Crediting of Deferrals. Deferrals shall be credited to appropriate Accounts on the date such Compensation would have been paid to the Participant absent the Compensation Deferral Agreement. Compensation that would otherwise have been paid to the Participant in the form of stock-based compensation shall be allocated to a deemed investment in Arch Stock Units. All other types of Compensation shall be allocated to such investment accounts as shall be elected by the Participant, provided, however, that deferrals of salary may not be allocated directly to a deemed investment in Arch Stock Units.

7.2	Company Stock.

(a)	Shares Authorized for Issuance. There shall be reserved for issuance under the Plan 25,000 shares of Common Stock, subject to adjustment pursuant to subsection (b) below.

(b)	Adjustments in Certain Events. In the event of any change in the outstanding Common Stock of the Company or Olin Common Stock by reason of any stock split, share dividend, recapitalization, merger, consolidation, reorganization, combination, or exchange or reclassification of shares, split-up, split-off, spin-off, liquidation or other similar change in capitalization, or any distribution to common shareholders other than cash dividends, the number or kind of shares or Arch Stock Units or Olin Stock Units, as the case may be, that may be issued or credited under the Plan may be adjusted by the Committee so that the proportionate interest of the Participants shall be maintained as before the occurrence of such event. Such adjustment shall be conclusive and binding for all purposes of the Plan.

(c)	Company Stock Units. All deferrals of stock-based Compensation under the Plan shall be deemed to be invested in Arch Stock Units (or, with respect to certain Account balances transferred from Olin Corporation, Olin Stock Units). The Participant’s Account shall be credited with the number of Arch Stock Units equal to the number of shares that the Participant elected to defer.

Deferrals of Compensation other than stock-based Compensation that are allocated to deemed investments in Arch Stock Units shall be converted to the number of Units equal to the number of shares of Arch Common Stock (including fractions of a share determined to three decimal places) that could have been purchased with the amount of such Deferral at the Fair Market Value on the allocation date.

(d)	Dividend Equivalents. Dividend equivalents with respect to Arch Stock Units and Olin Stock Units will be credited to the applicable Accounts in the form of additional Stock Units. Each time a cash dividend is paid on Arch Common Stock or Olin Common Stock, a Participant who has phantom shares of such stock credited to his or her Stock Account shall receive a credit in applicable Stock Units for such dividends on the dividend payment date to his or her applicable Stock Account. The number of additional Arch Stock Units or Olin Stock Units (rounded to the nearest one-thousandth of a share) credited to the applicable Stock Account will be determined by dividing (i) the product of (a) the dollar value of the cash dividend declared in respect of a share of Arch Common Stock or Olin Common Stock, as applicable, multiplied by (b) the number of Stock Units credited to the Participant’s applicable Stock Account as of the dividend record date, by (ii) the Fair Market Value of a share of Arch Common Stock or Olin Common Stock, as applicable, on the dividend payment date.

7.3

Menu of Investment Options. Investment options will be determined by the Committee or the Administrator. Investment options may be added or removed from the Plan menu from time to time, provided that any such additions or removals of investment options shall not be effective with respect to any period prior to the effective date of such change.

Deemed investment in Arch Stock Units shall be one of the investment options that is available under the Plan.

7.4	Investment Allocations. A Participant’s investment allocation constitutes a deemed, not actual, investment among the investment options comprising the investment menu. At no time shall a Participant have any real or beneficial ownership in any investment option included in the investment menu, nor shall the Participating Employer or any trustee acting on its behalf have any obligation to purchase actual securities as a result of a Participant’s investment allocation. A Participant’s investment allocation shall be used solely for purposes of adjusting the value of a Participant’s Account Balances.

A Participant shall specify an investment allocation for each of his or her Accounts in accordance with procedures established by the Administrator. Except with respect to deemed investments in Arch Stock Units, allocation among the investment options must be designated in increments of 1%. The Participant’s investment allocation will become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Administrator, the next Business Day.

Generally, except as noted below with respect to deferrals of stock-based compensation allocated to Arch Stock Units, a Participant may change an investment allocation on any Business Day, both with respect to future credits to the Plan and with respect to existing Account Balances, in accordance with procedures adopted by the Committee or the Administrator. Changes shall become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee or the Administrator, the next Business Day, and shall be applied prospectively.

Notwithstanding the above, any change to an investment allocation that relates to a deemed investment in Arch Stock Units must be approved by the Committee or the Administrator in advance. Generally, deferrals of stock-based Compensation may not be re-allocated to a deemed investment other than Arch Stock Units.

Additionally, Section 16(b) Employees may not re-allocate amounts to or from Arch Stock Units without complying with Section 16(b) of the Exchange Act. The Administrator may establish from time to time blackout periods applicable to either all Participants or to all Section 16(b) Employees during which no changes to deemed investment allocations may occur among all or certain Accounts.

7.5	Unallocated Deferrals and Accounts. Except with respect to stock-based Compensation, if a Participant fails to make an investment allocation with respect to an Account, such Account shall be deemed to be invested in an investment option, the primary objective of which is the preservation of capital, as determined by the Administrator.

7.6	Valuation of Accounts. Valuation of Accounts shall be performed under procedures approved by the Committee or the Administrator. Generally, earnings on deemed investments shall be credited as of the end of each calendar quarter

7.7	Special Valuation Rules in the Event of a Change in Control. Generally, in the event of a distribution on account of a Separation from Service after a Change in Control, as provided in Section 5.2(d), above, Accounts will be valued as of the last day of the month in which the Separation from Service occurs. However, the value of the Participant’s Arch Stock Units will be determined by multiplying the number of applicable Arch Stock Units by the highest of (i) the highest Fair Market Value of Arch Common Stock on any date within the period commencing 30 days prior to such Change in Control and ending on the date of the Change in Control, (ii) the Fair Market Value of the Arch Common Stock on the date of the Participant’s Separation from Service, and (iii) if the Change in Control of the Company occurs as a result of a tender or exchange offer or consummation of a corporate transaction, then the highest price paid per share of Arch Common Stock pursuant thereto. Any consideration other than cash forming a part or all of the consideration for Arch Common Stock to be paid pursuant to the applicable transaction shall be valued at the valuation price thereon determined by the Board or Committee.

ARTICLE VIII

Administration

8.1	Plan Administration. Full power and authority to construe, interpret and administer the Plan shall be vested in the Committee (and its delegate). This power and authority includes, but is not limited to, selecting compensation eligible for deferral, establishing deferral terms and conditions and adopting modifications, amendments and procedures as may be deemed necessary, appropriate or convenient by the Committee or its delegate, as the case may be, subject to Article IX. Day-to-day administration of the Plan shall be the responsibility of the Administrator. Decisions of the Committee (and its delegate) and the Administrator shall be final, conclusive and binding upon all persons having any interest in the Plan.

Notwithstanding the foregoing, to the extent required for transactions under the Plan to qualify for the exemptions available under Rule 16b-3 promulgated under the Exchange Act, all actions relating to persons subject to Section 16 of the Exchange Act may be taken by the Board or the Committee (or any other committee or subcommittee of the Board composed of two or more members, each of whom is a “non-employee director” within the meaning of Exchange Act Rule 16b-3) and, to the extent required for compensation realized under the Plan to be deductible by the Company pursuant to Section 162(m) of the Code, all actions relating to such compensation (and awards thereof) may be taken by the Committee (or any other committee or subcommittee of the Board composed of two or more members, each of whom is an “outside director” within the meaning of Code Section 162(m)).

Claims for benefits shall be filed with the Administrator and resolved in accordance with the claims procedures in Article XI.

8.2	Administration Upon Change in Control. Notwithstanding any provision of this Plan to the contrary, Section 5.2(d) and Section 7.7 of the Plan concerning benefits to be paid following a Change in Control may not be amended or modified to the detriment of a Participant after a Change in Control occurs without the written consent of such Participant.

In addition, if a Change in Control has occurred, the Company shall reimburse a Participant for the legal fees and expenses incurred thereafter if the Participant is required after the Change in Control to seek to obtain or enforce any right to distribution under this Plan. In such case and in the event that it is determined that such Participant is properly entitled to a cash distribution hereunder, such Participant shall also be entitled to interest thereon payable in an amount equivalent to the prime rate of interest as announced from time to time by Citibank, N.A. from the date such distribution should have been made to and including the date it is made.

8.3	Withholding. The Participating Employer shall have the right to withhold from any payment due under the Plan (or with respect to any amounts credited to the Plan) any taxes required by law to be withheld in respect of such payment (or credit). Withholdings with respect to amounts credited to the Plan shall be deducted from Compensation that has not been deferred to the Plan.

ARTICLE IX

Amendment and Termination

9.1	Amendment. The Committee (and its delegate) may amend or alter this Plan at any time without the prior approval of the Board (and in the case of its delegate, the Committee); provided, however, that the Committee (and its delegate) may not, without approval by the Board increase the number of securities that may be issued under the Plan (except as provided in Section 7.2(b)). No amendment or modification may impair the rights of a Participant to receive amounts accrued in the Participant’s Compensation Account at the time of the effectiveness of the amendment or modification.

Notwithstanding the foregoing, (1) the Board or the Committee (or any other Committee or subcommittee of the Board composed of two or more members, each of whom is a “non-employee director” within the meaning of Exchange Act Rule 16b-3) shall be required to approve any amendment that, if not approved by the Board or Committee or any such committee or subcommittee, would adversely affect the qualification of transactions under the Plan for the exemptions available under Rule 16b-3 promulgated under the Exchange Act with respect to persons subject to Section 16 of the Exchange Act, and (2) the Committee (or any other committee or subcommittee of the Board composed of two or more members, each of whom is an “outside director” within the meaning of Code Section 162(m), shall be required to approve any amendment that, if not approved by such committee or subcommittee, would adversely affect the deductibility under Section 162(m) of the Code with respect to compensation payable under the Plan.

9.2	Termination. The Company, by action taken by its Board of Directors, may terminate the Plan and pay Participants and Beneficiaries their Account Balances in a single lump sum at any time, to the extent and in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix). If a Participating Employer terminates its participation in the Plan, the benefits of affected Employees shall be paid at the time provided in Article VI.

9.3	Section 16b Compliance. It is the intention of the Company that all transactions under the Plan be exempt from liability imposed by Section 16(b) of the Exchange Act. Therefore, if any transaction under the Plan is found not to be in compliance with an exemption from such Section 16(b), the provision of the Plan governing such transaction shall be deemed amended so that the transaction does so comply and is so exempt, to the extent permitted by law and deemed advisable by the Committee, and in all events the Plan shall be construed in favor of its meeting the requirements of an exemption.

9.4	Accounts Taxable Under Code Section 409A. The Plan is intended to constitute a plan of deferred compensation that meets the requirements for deferral of income taxation under Code Section 409A. The Committee, pursuant to its authority to interpret the Plan, may sever from the Plan or any Compensation Deferral Agreement any provision or exercise of a right that otherwise would result in a violation of Code Section 409A.

ARTICLE X

Informal Funding

10.1	General Assets. Obligations established under the terms of the Plan may be satisfied from the general funds of the Participating Employers, or a trust described in this Article X. No Participant, spouse or Beneficiary shall have any right, title or interest whatsoever in assets of the Participating Employers. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Participating Employers and any Employee, spouse, or Beneficiary. To the extent that any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of the Participating Employer.

10.2	Rabbi Trust. A Participating Employer may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Plan. Payments under the Plan may be paid from the general assets of the Participating Employer or from the assets of any such rabbi trust. Payment from any such source shall reduce the obligation owed to the Participant or Beneficiary under the Plan.

ARTICLE XI

Claims

11.1	Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Administrator which shall make all determinations concerning such claim. Any claim filed with the Administrator and any decision by the Administrator denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (the “Claimant”).

(a)	In General. Notice of a denial of benefits will be provided within ninety (90) days of the Administrator’s receipt of the Claimant’s claim for benefits. If the Administrator determines that it needs additional time to review the claim, the Administrator will provide the Claimant with a notice of the extension before the end of the initial ninety (90) day period. The extension will not be more than ninety (90) days from the end of the initial ninety (90) day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Administrator expects to make a decision.

(b)	Contents of Notice. If a claim for benefits is completely or partially denied, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language. The notice shall (i) cite the pertinent provisions of the Plan document, and (ii) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary. The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review.

11.2	Appeal of Denied Claims. A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with the Committee (the “Appeals Committee”). A Claimant who timely requests a review of the denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relevant to the claim to the Appeals Committee. All written comments, documents, records, and other information shall be considered “relevant” if the information (i) was relied upon in making a benefits determination, (ii) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (iii) demonstrates compliance with administrative processes and safeguards established for making benefit decisions. The Appeals Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.

(a)	In General. Appeal of a denied benefits claim must be filed in writing with the Appeals Committee no later than sixty (60) days after receipt of the written notification of such claim denial. The Appeals Committee shall make its decision regarding the merits of the denied claim within sixty (60) days following receipt of the appeal (or within one hundred and twenty (120) days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

(b)	Contents of Notice. If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language.

The decision on review shall set forth (i) the specific reason or reasons for the denial, (ii) specific references to the pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant’s claim, and (iv) a statement describing any voluntary appeal procedures offered by the Plan and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

11.3	Discretion of Appeals Committee. All interpretations, determinations and decisions of the Appeals Committee with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.

11.4	Legal Action. A Claimant may not bring any legal action, including commencement of any arbitration, relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures.

ARTICLE XII

General Provisions

12.1

Anti-assignment Rule. No interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary. Notwithstanding anything to the contrary herein, however, the Committee has the discretion to make payments to an alternate payee in accordance with the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)).

12.2	No Legal or Equitable Rights or Interest. No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of the Participating Employer. The right and power of a Participating Employer to dismiss or discharge an Employee is expressly reserved. The Participating Employers make no representations or warranties as to the tax consequences to a Participant or a Participant’s beneficiaries resulting from a deferral of income pursuant to the Plan.

12.3	No Employment Contract. Nothing contained herein shall be construed to constitute a contract of employment between an Employee and a Participating Employer.

12.4	Notice. Any notice or filing required or permitted to be delivered to the Administrator or the Committee under this Plan shall be delivered in writing, in person, or through such electronic means as is established by the Administrator. Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Written transmission shall be sent by certified mail to:

Vice President, Human Resources

Arch Chemicals, Inc.

501 Merritt 7

Norwalk, Connecticut 06856

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of the Participant.

12.5	Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

12.6	Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Committee may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

12.7

Lost Participants or Beneficiaries. Any Participant or Beneficiary who is entitled to a benefit from the Plan has the duty to keep the Administrator advised of his or her current mailing address. If benefit payments are returned to the Plan or are not presented for payment after a reasonable amount of time, the Administrator shall presume that the payee is missing. The Administrator, after making such efforts as in its discretion it deems reasonable and appropriate to locate the payee, shall stop payment on any uncashed checks and may discontinue making future payments until contact with the payee is restored.

12.8	Governing Law. To the extent not preempted by federal law, the laws of the State of Connecticut shall govern the construction and administration of the Plan.

IN WITNESS WHEREOF, the undersigned executed this Plan as of the 30th day of December, 2008, to be effective as of the Effective Date.

Arch Chemicals, Inc.

By:   /s/ Hayes Anderson

Print Name: Hayes Anderson

Its: Vice President, Human Resources